Exhibit 99.1

Eleventh Circuit Court of Appeals Reverses Judgment

Against BBX Capital and Alan B. Levan

FORT LAUDERDALE, Florida – September 29, 2016 — BBX Capital Corporation (“BBX” or the “Company”) (NYSE:BBX) announced today that it has won its appeal in the Eleventh Circuit Court of Appeals in the action brought against the Company and Alan Levan by the SEC. Today’s decision reversed two highly unusual pretrial orders entered at the behest of the SEC which, as the Eleventh Circuit points out, violated fundamental legal principles.

In setting aside the judgment, the penalties imposed by the district court were reversed as well, including the two year officer and director bar imposed on Alan Levan and the monetary penalties assessed against BBX in the amount of $4.55 million and against Alan Levan in the amount of $1.3 million.

Alan Levan stated that, “I am grateful the 11th Circuit Court of Appeals recognized, as we had all along, that we were right about the pretrial rulings.”

BBX counsel, Eugene Stearns added, “While the decision leaves open the possibility of a new trial, it decimates any ability of the SEC to win. In light of this decision we would certainly hope that the SEC will recognize the futility and unreasonableness of further pursuit of this litigation and if it is pursued we have little doubt about the outcome.”

One of the two matters reversed by the appellate court was the summary judgment that three sentences spoken by Alan Levan during a lengthy earnings conference call in July 2007 violated securities laws. No witness testified that the words that were spoken were false. In fact, when asked at trial if the words were false, the SEC’s own expert witness said he would not go that far. Most importantly, the three sentences were a small part of a huge volume of disclosures on the same subject, all of which timely and correctly provided investors with the information necessary to make an investment decision. The SEC’s claims that these other disclosures were false but were rejected by the jury in December, 2014.

The second matter related to a technical accounting issue where the SEC contended that BBX should have treated certain loans as held for sale instead of held for investment for the year ended December 31, 2007. BBX sought and relied upon the advice of its accountants as to how to treat these loans and followed that advice. PricewaterhouseCoopers issued an unqualified audit opinion for 2007 after being consulted regarding the accounting issues. Even after the SEC filed its action, PricewaterhouseCoopers never withdrew its audit opinion and the financial statements were never required to be restated. The Eleventh Circuit concluded that BBX and Mr. Levan were entitled to prove as a defense that they sought and relied upon the advice of PricewaterhouseCoopers with respect to the accounting issues raised by the SEC.

Alan Levan said that, “I am determined to clear my name and BBX’s name from the false claims that have been asserted in this case. The decision today by the Eleventh Circuit brings me closer to that goal.”

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses. In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation, have a 46% and 54% respective ownership interest in Bluegreen Corporation. As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen. As of June 30, 2016, BBX Capital had total consolidated assets of $390.5 million, shareholders’ equity attributable to BBX Capital of $335.5 million, and total consolidated equity of $337.4 million. BBX Capital’s book value per share at June 30, 2016 was $20.47.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include an 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation. BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen. BBX Capital owns the remaining 46% equity interest in Woodbridge. As of June 30, 2016, BFC had total consolidated assets of $1.4 billion, shareholders’ equity attributable to BFC of $385.0 million, and total consolidated equity of $495.9 million. BFC’s book value per share at June 30, 2016 was $4.61.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Investor Relations: Leo Hinkley, Managing Director, 954-940-5300

Email: LHinkley@BBXCapital.com

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com, jodi@kiphuntermarketing.com

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Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ from those projected in the forward-looking statements, including that in addition to retrying the case, the SEC may seek rehearing; the order is not final until a mandate is issued which will not be until the time for filing motions for rehearing has expired without a motion being filed or, if motions are filed, after they are denied.